Exhibit 3.1

CERTIFICATE OF RETIREMENT

OF

CLASS B COMMON STOCK

OF

CROWDSTRIKE HOLDINGS, INC.

Pursuant to Section 243(b) of the General Corporation Law of the State of Delaware

CrowdStrike Holdings, Inc., a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), HEREBY CERTIFIES as follows:

1. Article IV, Section 1 of the Amended and Restated Certificate of Incorporation of the Corporation filed with the Secretary of State of the State of Delaware on June 14, 2019 (the “Amended and Restated Certificate”) provides, among other things, that the total number of shares of capital stock that the Corporation shall have authority to issue is 2,400,000,000, consisting of (i) 2,000,000,000 shares of Class A Common Stock, par value $0.0005 per share (“Class A Common Stock”), (ii) 300,000,000 shares of Class B Common Stock, par value $0.0005 per share (“Class B Common Stock”), and (iii) 100,000,000 shares of Preferred Stock, par value $0.0005 per share.

2. All outstanding shares of Class B Common Stock have been converted (the “Conversion”) into shares of Class A Common Stock pursuant to the provisions of Article IV, Section 3.4(a) of the Amended and Restated Certificate.

3. Pursuant to Article IV, Section 3.4(f) of the Amended and Restated Certificate, shares of Class B Common Stock that are acquired by the Corporation by reason of redemption, purchase, conversion, or otherwise shall not be reissued and all such shares shall be cancelled, retired and eliminated from the shares that the Corporation shall be authorized to issue.

4. In accordance with Section 243 of the General Corporation Law of the State of Delaware, upon the effectiveness of this Certificate of Retirement, the Amended and Restated Certificate shall be amended so as to (i) reduce the total number of authorized shares of the capital stock of the Corporation by 207,636,384, such that the total number of authorized shares of the Corporation shall be 2,192,363,616, and (ii) reduce the number of authorized shares of Class B Common Stock by 207,636,384, such that the number of authorized shares of Class B Common Stock shall be 92,363,616.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Retirement to be executed, acknowledged and filed by its duly authorized officer as of December 12, 2024.

CROWDSTRIKE HOLDINGS, INC.

/s/ Cathleen Anderson
Cathleen Anderson
Secretary